                               January 18, 1996


  Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, DC  20549

  Attention:  Document Control - EDGAR, Room 1004

           Re:  Pricing Supplement No. 2 filed under Rule
                424(b)(3) to Prospectus dated December 1,
                1993 filed as a part of Registration
                Statement on Form S-3, File No. 33-51163, as supplemented by a Prospectus Supplement dated July 18, 1994

           Transmitted herewith on behalf of PacifiCorp (the "Company") for fil-ing under Rule 424(b)(3) is the Company's Pricing Supplement No. 2 to be used in connection with the offer and sale of the Company's first mortgage and col-lateral trust bonds, designated "Secured Medium-Term Notes, Series G" under its Registration Statement on Form S-3, File No. 33-51163. In accordance with Rule 424(e), the form of pricing supplement to prospectus filed herewith con-tains in the upper right corner the paragraph of Rule 424 under which the fil-ing is made and the file number of the registration statement to which the prospectus relates.

                               Very truly yours,


                               Richard T. O'Brien
                               Senior Vice President and
                               Chief Financial Officer
  cc: Charles C. Leber
      SEC Branch Chief

      J. Bell, 700 POP
      J. Schweitzer, 950 POP

PRICING SUPPLEMENT NO. 2 DATED JANUARY 17, 1996            Rule 424(b)(3)
                                                        File No. 33-51163
  (To Prospectus dated December 1, 1993
  as supplemented by a Prospectus
  Supplement dated July 18, 1994)
                               PACIFICORP

                   Secured Medium-Term Notes, Series G
         (A Series of First Mortgage and Collateral Trust Bonds)

      Due From Nine Months to One Hundred Years From Date of Issue

  Issue Price (as a percentage of             Interest Rate/Initial
    Principal Amount):  100.00%*                Initial Rate:  6.12%
  Principal Amount:  $100,000,000             Interest Payment
  Issue Date:  January 22, 1996                  Dates:  January 15 and July 15
  Maturity Date:  January 15, 2006            Regular Record
                                                 Dates: June 30 and December 31
                                              Interest Reset
                                                 Dates:
                                              Index Maturity:
     X Fixed Rate Notes                       Spread:
       Commercial Paper Notes                 Spread Multiplier:
       Libor Notes                            Maximum Interest Rate:
       Treasury Rate Notes                    Minimum Interest Rate:
                                              Specified Currency (if other
                                                than U.S. Dollars):

  Redemption:

     Check blank opposite applicable sentence.

                 The Notes cannot be redeemed prior to Maturity.
            X    The Notes may be redeemed prior to Maturity.

  Terms of Redemption:  SEE ATTACHMENT FOR REDEMPTION TERMS

  Additional Terms:

  Under the terms of a Terms Agreement dated January 17, 1996, PacifiCorp has agreed to sell to each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., and Salomon Brothers Inc (the "Purchasers"), sever-ally and not jointly, and each of the Purchasers has agreed, severally and not jointly, to purchase from PacifiCorp, $25,000,000 principal amount of the Notes offered hereby at a purchase price equal to 99.35% of the principal amount thereof. The Purchasers are committed to take and pay for all of such Notes, if any are taken. The Purchasers propose to offer such Notes in part directly to the public at the Issue Price set forth above, and in part to certain securities dealers at such Issue Price less a concession of .40% of the principal amount of such Notes. The Purchasers may allow, and such dealers may reallow, a concession not to exceed .20% of the principal amount of such Notes to certain brokers and dealers. After such Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Purchasers.


    *Plus accrued interest from January 15, 1996.

                          ATTACHMENT TO PRICING
                          SUPPLEMENT NO. 2 DATED
                             JANUARY 17, 1996


           The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon dis-counted from their respective scheduled due dates to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 10 basis points, plus in each case accrued interest to the date of redemption.

           "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Compar-able Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remain-ing term of the Notes. "Independent Investment Banker" means Morgan Stanley
  & Co.Incorporated or, if such firm is unwilling or unable to select the Com-parable Treasury Issue, an independent investment banking institution of national standing appointed by Chemical Bank, as trustee (the "Trustee").

           "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quota-tions, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

           "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc. and Salomon Brothers Inc, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute there-for another Primary Treasury Dealer.

           Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.